Exhibit 99.2

TRANSCRIPT

OCC - Q2 2014 Optical Cable Corp Earnings Call

EVENT DATE/TIME: JUNE 11, 2014 / 11:00AM ET

CORPORATE PARTICIPANTS

Aaron Palash Joele Frank, Wilkinson, Brimmer, Katcher

Neil Wilkin Optical Cable Corporation - Chairman, President and CEO

Tracy Smith Optical Cable Corporation - CFO

CONFERENCE CALL PARTICIPANTS

Aaron Martin AIGH Investment Partners - Analyst

PRESENTATION

Operator

Good morning. My name is Jackie and I will be your conference operator today. At this time, I would like to welcome everyone to the Optical Cable Corporation's second quarter 2014 earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question-and-answer session. (Operator Instructions). Thank you.

Mr. Palash, you may begin your conference.

Aaron Palash - Joele Frank, Wilkinson, Brimmer, Katcher

Thank you. Good morning and thank you all for participating in Optical Cable Corporation's second quarter of fiscal year 2014 conference call. By this time, everyone should have a copy of the earnings press release. If you don't have it, please visit www.occfiber.com for a copy. On the call with us today is Neil Wilkin, Chairman, President and Chief Executive Officer of OCC.

Before we begin, I'd like to remind everyone that this call may contain forward-looking statements that involve risks and uncertainties. The actual future results of Optical Cable Corporation may differ materially due to a number of factors including, but not limited to, those factors referenced in the “forward-looking statements” of this morning's press release.

These cautionary statements apply to the content of the Internet Webcast on www.occfiber.com, as well as today's call. Now I'll turn the call over to Neil Wilkin. Neil, please begin.

Neil Wilkin - Optical Cable Corporation - Chairman, President and CEO

Thank you, Aaron and good morning, everyone. Joining me on the call today is Tracy Smith, our Senior Vice President and Chief Financial Officer. We will begin the call today with a few opening remarks. Tracy will then review the second quarter results for the three-month and six-month periods ended April 30, 2014 in more detail.

After Tracy's remarks, we will answer as many of your questions as we can. As is our normal practice, we will take questions from analysts and institutional investors during the Q&A session. We will also offer other shareholders -- excuse me -- we also offer other shareholders the opportunities to submit questions in advance of our earnings call. As you know, instructions regarding such submissions are included in our press releases announcing our earnings calls.

During our second quarter of fiscal 2014, we achieved increased top-line growth with a 22.1% sequential increase in net sales quarter over quarter. We are pleased with these sales results and believe they reflect the underlying strength of our business. We are making progress on a number of new product launches planned for later this year. These new product launches will mark a culmination of efforts to maintain and build on OCC's role as a market leader and will enable us to capitalize on additional growth opportunities.

Our balance sheet remains strong and we continue to deliver value to our shareholders through our regular quarterly dividend of $0.02 per share, implying an annual dividend rate of $0.08 per share and an annualized yield of approximately 2.2% based on yesterday's closing share price.

While we continue to see some macroeconomic weaknesses in some of our markets, we are confident that we have the right strategies in place to drive growth and we will continue our efforts to improve our financial performance and enhance value for shareholders.

And with that, I will now turn the call over to Tracy Smith, our CFO, who will review some specifics regarding our second quarter.

Tracy Smith - Optical Cable Corporation - CFO

Thanks, Neil. Consolidated net sales for the second quarter of fiscal 2014 increased 5.6% to $20.2 million during the second quarter, compared to net sales of $19.1 million for the same period last year.

As Neil mentioned, sequentially, net sales increased 22.1% in the second quarter of fiscal 2014, compared to sales of $16.5 million for the first quarter of the year. Sales to customers in the United States increased 14.1% in the second quarter of fiscal 2014, compared to last year, while net sales to customers outside of the United States decreased 14.3%.

Consolidated net sales for the first half of fiscal 2014 increased approximately 1% to $36.7 million, compared to net sales of $36.4 million for the same period last year. We experienced a year-over-year increase in net sales during the first half of fiscal 2014 in our commercial markets; however, this increase was offset by decreases in our specialty markets. Sales to customers in the United States increased 10.2% in the first half of fiscal 2014, compared to the same period last year, while sales to customers outside of the United States decreased 19.3%.

Gross profit for each of the second quarters of fiscal years 2014 and 2013 was $6.7 million. Gross profit margin, or gross profit as a percentage of net sales, was 33% in the second quarter of fiscal 2014, compared to 34.9% in the second quarter of fiscal 2013.

Gross profit was $12.1 million in the first half of fiscal 2014, compared to $13.2 million in the first half of fiscal 2013. Gross profit margin was 32.9% in the first half of fiscal 2014, compared to 36.2% for the same period last year.

As we have previously indicated, our gross profit percentages are heavily dependent upon product mix on a quarterly basis and may vary based on both anticipated and unanticipated changes in product mix. During the second quarter of fiscal 2014, we experienced an increase in sales of certain lower-margin products. As a result, gross profit margin for the second quarter and first half of fiscal year 2014 was lower. Gross profit margin for the first half of fiscal 2014 was also impacted by lower net sales in the first quarter of fiscal 2014, as certain fixed manufacturing costs were spread over lower sales during that period.

SG&A expenses increased 6.7% to $6.8 million during the second quarter of fiscal 2014, compared to $6.4 million for the second quarter of fiscal 2013. SG&A expenses as a percentage of net sales were 33.9% in the second quarter, compared to 33.5% in the same period last year. SG&A expenses increased 2.3% to $12.9 million in the first half of fiscal 2014, compared to $12.6 million for the first half of fiscal 2013. SG&A expenses as a percentage of net sales were 35.1% in the first half of fiscal 2014, compared to 34.6% in the first half of fiscal 2013.

The increase in SG&A expenses in the second quarter and first half of fiscal 2014, when compared to the same periods last year, was primarily due to increased legal and professional fees, which we do not believe is indicative of a trend towards higher SG&A expenses generally.

For the second quarter of fiscal year 2014, we reported a net loss attributable to OCC of $143,000, or $0.02 per basic and diluted share, compared to net income attributable to OCC of $42,000, or $0.01 per basic and diluted share, for the same period last year.

Net loss attributable to OCC for the first half of fiscal 2014 was $555,000, or $0.09 per basic and diluted share, compared to net income attributable to OCC of $172,000, or $0.03 per basic and diluted share, for the first half of fiscal 2013.

As of April 30, 2014, we had outstanding borrowings of $3 million on our revolving credit facility and $6 million in available credit. We also had outstanding loan balances of $7.6 million under our real estate term loans as of April 30, 2014.

With that, I'll turn the call back over to Neil.

Neil Wilkin - Optical Cable Corporation - Chairman, President and CEO

Thank you, Tracy.

And now we're happy to answer questions from those who have questions.

Operator, if you could please indicate the instructions for our participants, I would appreciate it.

QUESTION AND ANSWER

Operator

(Operator Instructions). The first question comes from the line of Aaron Martin with AIGH Investment Partners.

Aaron Martin - AIGH Investment Partners - Analyst

Hi, good morning, guys and congratulations on the return to growth. Nice -- nice to see.

Can you talk a little bit about what drove that growth? Is it a particular segment, is it a particular customer or two and you know, how we should think about that going forward?

Neil Wilkin - Optical Cable Corporation - Chairman, President and CEO

Happy -- happy to do that and thank you.

During the second quarter -- in the first quarter, you saw that we had a little bit of weakness in our sales. And so there was timing of orders and that positively impacted the second quarter.

We've seen increases across certain product lines. We've also seen a return to more normal levels from some certain key customers.

And you know, so this level that we saw in the second quarter is more of the type of level that I would expert, particularly as we go into the second half of 2014.

And generally, we wouldn't comment any more specifically about specific customers per se but we're seeing some -- as I said, we've seen some customer improvement for certain key customers based on their demand and we're also seeing some certain product lines improve and...

Aaron Martin - AIGH Investment Partners - Analyst

Do you have a good feel for the customers' utilization though that you know, this is not, you know, an upfront order that they're going to then take a while to burn through?

Neil Wilkin - Optical Cable Corporation - Chairman, President and CEO

It really depends.

You'll have to remember, as we've talked about before, that we're doing business in many markets with many, many different customers or end users.

So most of our sales are through distribution and that's predominantly how we sell unless there are certain markets where distribution is not how the customers buy, certain OEMs and certain other specialty-type markets.

So for some of those markets, we have some visibility and the customers will give some sort of sense. For other markets, you don't have as much visibility and that's what creates some of the volatility in our market, in our top-line results.

Generally, what we've been able to do through diversification in both the types of customers we're doing business with, but also in the markets in which we're operating, both geographic as well as application types, that diversification helps diversify some of that individual risk whether it's by customer type or otherwise. But sometimes you'll see, as we did in the first quarter, some of that volatility creep to our top-line.

And so I can't really give you any specific guidance, unfortunately, but that's -- but those are the factors that are impacting how we would see the rest of the year playing out.

Aaron Martin - AIGH Investment Partners - Analyst

OK. Thanks a lot.

Operator

(Operator Instructions).

And at this time, we have no further questions.

Neil Wilkin - Optical Cable Corporation - Chairman, President and CEO

Aaron, this is Neil. Do you have any questions that have been submitted in advance by non-institutional shareholders?

Aaron Palash - Optical Cable Corporation

Neil, at this time, we do not have any questions submitted by individual shareholders.

Neil Wilkin - Optical Cable Corporation - Chairman, President and CEO

OK.

Well, I would like to thank everyone for participating on today's call. As always, we appreciate your time and your interest in Optical Cable Corporation.

Myself and the management team continue to be very focused on creating long-term value for our shareholders and we appreciate your confidence as we execute that strategy.

Thank you very much.

Operator

Thank you. This concludes today's conference call. You may now disconnect.